Exhibit 10.30
AGREEMENT
     This AGREEMENT (the “Agreement”) is entered into by and between Graymark Healthcare, Inc. (the “Company”) and Joseph Harroz, Jr. (“Executive”) and dated as of March 25, 2010. Capitalized term used but not defined herein shall have the meanings set forth in the Existing Agreement.
     WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of December 5, 2008 (the “Existing Agreement”);
     WHEREAS, the Company granted Executive a restricted stock award on December 5, 2008 covering 100,000 shares of common stock (the “2008 Grant”);
     WHEREAS, the Company granted Executive a restricted stock award on January 8, 2009 covering 300,000 share of common stock (the “2009 Grant”);
     WHEREAS, the Executive announced, and the Board accepted his resignation as President of the Company as of June 30, 2010;
     WHEREAS, the Company and the Executive wish to provide for a resolution of all matters relating to the resignation of the Executive’s employment with the Company and the other matters set forth herein;
     NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties, intending to be legally bound, hereby agree as follows:
     1. Notice of Termination. The Company acknowledges receiving notice of Executive’s resignation with a Date of Termination of June 30, 2010. The Executive and the Company hereby waive compliance with any contrary provisions in the Existing Agreement including Section 6 thereof. The Employment Period shall terminate pursuant to Section 5 of the Existing Agreement.
     2. Position and Duties. Section 2 of the Existing Agreement is hereby amended as follows:
          a. The first sentence shall be replaced in its entirety with the following: “Executive will serve as the President of the Company.”
          b. The third sentence shall be replaced in its entirety with the following: Executive will devote 50% of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company.”
     3. Base Salary. Section 4(a) of the Existing Agreement is hereby amended to provide for a Base Salary of $125,000 for the period from April 1, 2010 through June 30, 2010.

     4. Compensation upon Termination. The Executive shall be entitled to the compensation pursuant to Section 7(b) of the Existing Agreement upon termination of employment provided for herein.
     5. Good Reason. The Executive hereby waives any claim of a termination for Good Reason and waives the 90 day period set forth in Section 5(d) of the Existing Agreement.
     6. 2008 Grant. With respect to the 2008 Grant covering 100,000 shares of common stock, 50,000 shares vested on July 23, 2009 and 50,000 shares are scheduled to vest on July 23, 2010. The Company, by the Board of Directors and pursuant to Section 6(a) thereof, hereby accelerates the vesting as to 37,500 shares as of March 25, 2010. The Company and the Executive hereby agree that the remaining 12,500 shares shall be immediately forfeited by the Executive. Section 3 of that certain Restricted Stock Award Agreement shall be amended by deleting and replacing the table contained therein with the following:

“Number of Shares Vested	Vesting Date

50,000	July 23, 2009
37,500	March 25, 2010”
     7. 2009 Grant. With respect to the 2009 Grant covering 300,000 shares of common stock, 50,000 shares vested on July 23, 2009, and 100,000, 100,000 and 50,000 shares are scheduled to vest on July 23, 2010, 2011 and 2012, respectively. The Company, by the Board of Directors and pursuant to Section 6(a) thereof, hereby accelerates the vesting as to 75,000 shares as of March 25, 2010. The Company and the Executive hereby agree that the remaining 175,000 shares shall be immediately forfeited by the Executive. Section 3 of that certain Restricted Stock Award Agreement shall be amended by deleting and replacing the table contained therein with the following:

“Number of Shares Vested	Vesting Date

50,000	July 23, 2009
75,000	March 25, 2010”
     8. 2010 Bonus Award. The Executive is entitled to receive a bonus award of up to $140,000 payable upon the successful completion by the Company of a Significant Transaction. For purposes of this award, a Significant Transaction shall mean a transaction which the Board of Directors has determined in its sole discretion to be significant for purposes of this award. A Significant Transaction may include a financing transaction, whether equity or debt, as well as a merger and acquisition transaction. A Significant Transaction may be completed by the Company or any of its subsidiaries. The Board, in its sole discretion, may consider a transaction to have been completed upon execution of an agreement providing for all material terms of such transaction, a definitive and binding agreement regarding the transaction, the closing of the transaction or at such other time as the Board determines there is substantial completion of the transaction. the bonus shall be paid, if at all, by December 31, 2010. The Executive does not need to be employed by the Company in order to receive payment of this award.
     9. Stock Powers. The Executive shall provide the Company with a fully executed stock power, in the form presented by the Company, covering the shares of common stock (37,500 and 175,000 shares, respectively) which are forfeited by the Executive.
     10. Remaining Provisions. Except as has been amended or waived as specifically provided herein, the provisions of the Existing Agreement and the Restricted Stock Award Agreements evidencing the 2008 Grant and 2009 Grant shall remain in full force and effect.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[signatures follow]

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

GRAYMARK HEALTHCARE, INC.
By:	/s/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

/s/ Joseph Harroz, Jr.
Joseph Harroz, Jr.

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